Exhibit 99.1

FOR IMMEDIATE RELEASE

Richard Fain Stepping Down as CEO of the Royal Caribbean Group, to continue as Chair of The Board of Directors; Jason Liberty named to succeed him

MIAMI – November 9, 2021 – Richard Fain, whose innovations during more than 33 years as Chief Executive Officer of the Royal Caribbean Group (NYSE: RCL) helped shape the modern cruise industry, has decided to step down as CEO on January 3, 2022, the company announced today. Chief Financial Officer Jason Liberty will succeed him as CEO and join the Board of Directors. Fain will remain as Chair of the Board of Directors.

The third-longest serving CEO among current S&P 500 leaders, Fain’s storied career is defined by the innovations he championed involving every aspect of cruising – from revolutionary ship design to major sustainability efforts to the technologies and ground-breaking features that enriched the onboard experience for millions of guests.

Under Fain’s leadership, the Royal Caribbean Group introduced new and distinctive ship categories, with a diverse range of amenities and experiences that transformed the nature of cruising. These transformational ships include Royal Caribbean International’s Sovereign, Voyager, and Oasis classes; Celebrity Cruises’ Solstice and Edge classes; the highly anticipated Royal Caribbean International Icon class to be introduced in 2023; and Silversea Cruises’ “Project Evolution” that will become the industry’s first hybrid powered ship when introduced in 2023. Fain, working with Liberty, will continue his involvement in the Group’s ship construction program.

Liberty joined the Royal Caribbean Group in 2005 and served in several financial, strategic and operational roles before becoming CFO in 2013. His operational duties have expanded over the years and gone well beyond the responsibilities normally associated with a CFO. Liberty is also responsible for Silversea Cruises, the Group’s joint ventures with TUI Cruises and Hapag Lloyd Cruises, as well as the Royal Caribbean Group’s strategy, technology, supply chain, port operations and legal functions.

The company also announced that Naftali Holtz will become CFO when Liberty assumes the CEO role. Holtz is currently senior vice president of finance for the Royal Caribbean Group, responsible for corporate, capital and revenue planning and analysis, deployment planning, risk management and treasury.

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Fain has steered the company through the global pandemic, and he was a driving force behind the creation of the Healthy Sail Panel, a group of renowned health experts who established safety and wellness protocols to restore confidence in cruising safety.

“Richard has been a visionary leader, who has made innumerable and remarkable contributions to our company and our industry,” said Bill Kimsey, lead director of the Board. “Most recently, his stewardship during the COVID pandemic marks him as one of the great CEOs of his generation. The cruising community and all of us in the company owe him a debt of gratitude.”

Fain said that he and RCG’s Board of Directors had developed a careful succession planning process for when he decided the time was right to step down.

“There are no words to express my admiration and appreciation to the people of the Royal Caribbean Group, who have been the real drivers of our success; and my profound appreciation for the support and guidance of the Board of Directors during good times and bad throughout this long period of sustained growth.”

Fain said that with most of the Group’s ships operating, a full return to cruising approaching, and the Group’s brands under the leadership of exceptional CEOs, it was the right time to step down.

“Given the great depth and breadth of our leadership, and the positive outlook for our business, this is the appropriate time to step aside and have Jason take over,” Fain said. “He is a highly versatile and strategic leader, who has been integral to all aspects of the company’s accomplishments and performance.”

Fain also said that Liberty and Holtz “have done an exceptional job organizing over $12 billion of financing during this challenging period. They did so in a remarkably careful and methodical manner, which will serve us well in the years to come.”

“Our success as a business has relied heavily on our culture and on the values we hold dear,” said Fain. “Jason epitomizes those values, and I know he will work to build on them in this everchanging world. I couldn’t be happier to have such a superbly qualified and principled leader succeed me as CEO. Jason will lead the Group to new heights.”

Kimsey noted that Liberty has played “a significant part in every major initiative the company has undertaken for many years, and he was instrumental in helping manage through the pandemic. The Board enthusiastically and unanimously chose him to be the Royal Caribbean Group’s next CEO.”

Liberty said he was honored and humbled to become CEO of the Royal Caribbean Group. “Our incredible people and culture, combined with our leading brands and the most innovative fleet in the world are what make our organization so successful. I’m grateful to both the board for selecting me, and to Richard, for his friendship, mentoring and guidance. I look forward to building upon the company’s remarkable record in the years ahead.”

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Liberty continued, “Naftali has demonstrated his ability to lead the finance organization and is well prepared to take on the important CFO role.”

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Media contact: Jonathon Fishman

Email: corporatecommunications@rccl.com

About The Royal Caribbean Group

The Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 60 ships traveling to more than 800 destinations worldwide. The Royal Caribbean Group consists of three global cruise brands, Royal Caribbean International, Celebrity Cruises, and Silversea Cruises, as well as TUI Cruises and Hapag-Lloyd Cruises, of which it is a 50% owner in a joint venture. Together, the brands have an additional 13 ships on order as of June 30, 2021. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements. These statements relate to, among other things, expectations regarding our new ships to be introduced and our business outlook. Forward-looking statements reflect current expectations and are subject to risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Such factors include, among others, the cost and availability of alternative fuels and the factors discussed under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained on our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.